Exhibit 4.7

FORM OF RESTRICTED STOCK AGREEMENT

AGREEMENT, made as of the ___ day of _________, 20__, by and between National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), and _______________ (the “Participant”).

WITNESSETH:

WHEREAS, pursuant to the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Plan”), the Company desires to grant the Participant, and the Participant desires to accept, an award of Restricted Stock on the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. In consideration of future services to the Company, the Company hereby grants to the Participant ______ shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), subject to the restrictions on transferability and risk of forfeiture contained herein and upon the other terms and conditions set forth in this Agreement and the Plan. During the period which the shares of Common Stock are subject to the restrictions on transferability and risk of forfeiture contained herein, such shares shall be referred to as “Restricted Stock.”

2. Restrictions on Transferability; Risk of Forfeiture. The Restricted Stock may not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by the Participant. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of Restricted Stock shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.

3. Expiration of Transfer Restrictions and Risk of Forfeiture. Except as provided herein or the Plan, the restrictions on transferability and risk of forfeiture to which the shares of Restricted Stock are subject shall expire, and the shares of Restricted Stock shall vest, with respect to the percentage of shares of Restricted Stock set forth below on the vesting dates set forth below, provided that the Participant remains continuously employed by or in a consulting or advisory arrangement with the Company or its affiliates through each applicable vesting date.

Percentage of Shares Vesting	Vesting Dates

4. Termination of Employment. If the Participant’s employment or consulting or advisory arrangement with the Company or its affiliates is terminated for any reason (or no reason), all shares of Restricted Stock shall be immediately forfeited to the Company (without compensation to the Participant), at which time the Company shall have the right to instruct the Company’s transfer agent to transfer the Restricted Stock to the Company.

5. Rights as a Stockholder. All voting rights with respect to the Restricted Stock shall be exercisable by the Participant, notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to the Participant, subject to applicable withholding. Unless the Committee determines otherwise, shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, with respect to the Restricted Stock shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock.

6. Change of Control. In the event of a Change in Control (as hereinafter defined), any shares of Restricted Stock granted hereunder which have not vested as of the date of the Change in Control shall automatically vest on such date. For purposes of this Agreement, the term “Change in Control” shall mean:

(a) the transfer, through one transaction or a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, or the last of any series of transfers that results in the transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(b) approval by the stockholders of the Company of a merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the merged or consolidated company’s then outstanding voting securities, entitled to vote generally, in the election of directors or with respect to a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;

(c) the transfer, through one transaction or a series of related transactions, of more than 50% of the assets of the Company, or the last of any series of transfers that results in the transfer of more than 50% of the assets of the Company. For purposes of this paragraph, the determination of what constitutes more than 50% of the assets of the Company shall be determined based on the most recent financial statements prepared by the Company’s independent accountants; or

(d) during any fiscal year, individuals who at the beginning of such year constituted the board of directors of the Company (the “Board”) and any new director or directors whose election by the Board was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the year or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

7. Stock Certificates. Unless the Committee elects otherwise, the shares of Restricted Stock shall be evidenced by book entries on the Company’s stock transfer records pending the lapse of the restrictions thereon. The Participant shall execute and deliver to the Company a duly signed stock power, endorsed in blank, relating to the shares of Restricted Stock.

8. No Employment or Service Rights Conferred. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its affiliates to terminate the Participant’s employment or consulting or advisory arrangement at any time, nor confer upon the Participant any right to continue in the employ of, or render consulting or advisory services to, the Company or any of its affiliates.

9. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

10. Tax Withholding. The Participant acknowledges that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this award of Restricted Stock. The Participant shall remit to the Company a cash amount sufficient to satisfy, in whole or in part, any federal, state and local withholding tax requirements arising in connection herewith prior to the delivery of any certificate for the Shares. The Committee may, in its sole discretion, (a) require the Participant to satisfy, in whole or in part, any such withholding tax requirements by having the Company, upon any delivery of Shares, withhold from such Shares that number of full Shares having a fair market value equal to the amount or portion of the amount required or permitted to be withheld; or (b) satisfy such withholding requirements through another lawful method.

11. Code Section 83(b) Election. If the Participant makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, the Participant shall, upon the making of such election, promptly provide a copy of such election to the Company.

12. Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

13. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as provided in the Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:
Name:
Title: